Exhibit 99.1

News Release Contact:
Danielle Wuschke
Keane Public Relations
617.517.1445

Larry Vale
Keane Investor Relations
617-517-1290

KEANE, INC. ANNOUNCES DISMISSAL OF RICHARD S. GARNICK

BOSTON, September 29, 2006— Keane, Inc. (NYSE: KEA), a leading business process and information technology (IT) services firm, announced today that Richard S. Garnick, President of North American Services and Global Business Lines and a member of the Company’s Office of the President, has been dismissed for cause and will leave the Company effective today.

The dismissal was for just cause related to compliance with the Company’s policy on travel expenses and unauthorized communications inconsistent with the Company’s interests.  Because this action involves a personnel matter, the Company does not intend to discuss specific details concerning the reasons for Mr. Garnick’s dismissal.

John J. Leahy, also a member of the Office of the President, an office created in May by the Company’s Board of Directors as a temporary measure until the search for a new President and CEO is concluded, will continue to serve as the Company’s interim president and CEO and chief financial officer.  The Company expects to name a new President and CEO before the end of the year.

About Keane
                In business since 1965, Keane, Inc. (NYSE: KEA) is a leading business process and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable, and sustainable business benefit.  As a trusted advisor and partner for its clients, Keane solves real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.

Specifically, Keane delivers highly synergistic application and business process services, including Application Development and Integration Services, Architecture Services, Application

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Outsourcing, Program Management, and Testing, as well as Business Transformation Services including Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Based in Boston, Mass., Keane delivers its services throughout the United States, Australia, Canada, India, and the United Kingdom.  For more information, visit www.keane.com.

Safe Harbor for Forward-Looking Statements:
This press release contains a number of forward-looking statements, including with respect to the anticipated timing for naming a new President and CEO.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the US economy, political and economic conditions in India, the loss of one or more major clients, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing new bookings, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Risk Factors” in Keane’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which important factors are incorporated herein by this reference. Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.